Exhibit 99.1

NEWS

RELEASE

FOR IMMEDIATE RELEASE

CONTACT:         Charles D. Jehl

512-433-5229

FORESTAR ADOPTS TAX BENEFITS PRESERVATION PLAN

TO PRESERVE VALUABLE TAX BENEFITS

AUSTIN, Texas—January 5, 2017— Forestar Group Inc. (“Forestar” or the “Company”) (NYSE: FOR) today announced that its Board of Directors has adopted a tax benefits preservation plan (the “Plan”) designed to preserve the Company’s ability to utilize its tax attributes, such as built in losses and other tax attributes (collectively, “Tax Benefits”).  The Plan is similar to plans adopted by other public companies with significant Tax Benefits.

The purpose of the Plan is to preserve the Company’s ability to use its Tax Benefits, under certain circumstances, to reduce its future tax liability, which would be substantially limited if the Company experienced an “ownership change” as defined under Section 382 of the Internal Revenue Code.  In general, an ownership change would occur if the Company’s “5-percent shareholders,” as defined under Section 382, collectively increase their ownership in the Company by more than 50 percentage points over the lowest ownership percentage within a rolling three-year period.

Under the Plan, the Company is issuing one Right for each share of its common stock outstanding at the close of business on January 17, 2017. The distribution of the Rights is not taxable to stockholders.  Stockholders are not required to take any action to receive the Rights. The rights will trade with Forestar’s common shares and will expire on January 5, 2018 unless the plan is extended by the Board for up to two additional years with prior stockholder approval.  The rights will also expire if the Board determines that the plan is no longer necessary or desirable for the preservation of the Company’s Tax Benefits or on the close of business on the first day of a taxable year of Forestar to which the Board determines that no Tax Benefits, once realized, as applicable, may be carried forward.

Pursuant to the Plan, if a shareholder (or group) becomes a 5-percent shareholder after adoption of the Plan without meeting certain customary exceptions, the Rights would become exercisable and entitle stockholders (other than the 5-percent shareholder or group causing the rights to become exercisable) to purchase additional shares of Forestar at a significant discount, resulting in significant dilution in the economic interest and voting power of the 5-percent shareholder or group causing the Rights to become exercisable.  Shareholders owning 5% or more of the Company’s outstanding shares at the time of adoption of the Plan are grandfathered and will only cause the Rights to distribute and become exercisable if they acquire an additional 1% of the Company’s outstanding shares.  Under the Plan, the Board has the discretion to exempt certain transactions and persons whose acquisitions of the Company’s common stock is determined by the Board not to impair the availability of the Company’s Tax Benefits.

Additional details of the Plan will be communicated in a current report on Form 8-K to be filed with the U.S. Securities and Exchange Commission.

About Forestar Group

Forestar is a residential and mixed-use real estate development company. At third quarter-end 2016, we own directly or through ventures interests in 55 residential and mixed-use projects comprised of approximately 7,000 acres of real estate located in 11 states and 15 markets. The company also owns approximately 590,000 net acres of oil and gas fee minerals located in Texas, Louisiana, Georgia and Alabama. The company has water interests in 1.5 million acres which include a 45 percent nonparticipating royalty interest in groundwater produced or withdrawn for commercial purposes or sold from 1.4 million acres in Texas, Louisiana, Georgia and Alabama, and 20,000 acres of groundwater leases in central Texas. The company’s non-core assets include about 75,000 acres of timberland and undeveloped land, and commercial and income producing properties which consist of three multifamily projects and two multifamily sites. Forestar operates in three business segments: real estate, mineral resources and other. Forestar’s address on the World Wide Web is www.forestargroup.com.

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are typically identified by words or phrases such as “will,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “forecast,” and other words and terms of similar meaning. These statements reflect management’s current views with respect to future events and are subject to risk and uncertainties. We note that a variety of factors and uncertainties could cause our actual results to differ significantly from the results discussed in the forward-looking statements, including but not limited to: general economic, market, or business conditions; market demand for our non-core assets; changes in commodity prices; opportunities (or lack thereof) that may be presented to us and that we may pursue; fluctuations in costs and expenses including development costs; demand for new housing, including impacts from mortgage credit rates or availability; lengthy and uncertain entitlement processes; cyclicality of our businesses; accuracy of accounting assumptions; competitive actions by other companies; changes in laws or regulations; risks relating to the effectiveness of the Plan as a deterrent to transactions that might affect the Company’s ability to utilize its Tax Benefits; and other factors, many of which are beyond our control. Except as required by law, we expressly disclaim any obligation to publicly revise any forward-looking statements contained in this news release to reflect the occurrence of events after the date of this news release.

Forestar Group Inc.

Charles D. Jehl